News Release

Media Contact:	Patty Meinecke	Goodrich Corporation

Phone:	704 423 7060	Four Coliseum Centre

2730 West Tyvola Road

Charlotte, NC 28217-4578

Tel: 704 423 7000

Investor Contact:	Paul Gifford	Fax: 704 423 7127

Phone:	704 423 5517	www.goodrich.com

Goodrich Announces Second Quarter 2002 Results

•	Second quarter income from continuing operations, excluding special items, was $0.64 per diluted share, on sales of $925 million.

•	Second quarter net income was $0.45 per diluted share. Income from continuing operations was $0.56 per diluted share.

•	Second quarter special items from continuing operations of $12 million pre-tax and $8 million after-tax.

•	2002 EPS guidance, excluding special items, remains at $2.45 - $2.55, in line with First Call consensus.

•	Acquisition of TRW Inc.’s Aeronautical Systems businesses continues on schedule.

CHARLOTTE, NC, July 23, 2002 – Goodrich Corporation (NYSE: GR) announced today that second quarter net income was $46 million, or $0.45 per diluted share. Income from continuing operations, which excludes the results of the discontinued operations from the company’s Engineered Industrial Products business, was $59 million, or $0.56 per diluted share. Sales for the second quarter were $925 million, compared to sales of $1,072 million for the second quarter of 2001. Through the first half of 2002, income from continuing operations was $108 million, or $1.03 per diluted share, on sales of $1.8 billion.

Included in income from continuing operations are charges of approximately $17 million, in line with prior disclosures, for a write-off of capitalized sales incentives, inventory and supplier termination costs on the Fairchild Dornier 728 and 928 programs. These charges were more than offset by income resulting from a settlement with an insurance company, an intangible asset sale and a settlement of a military contract claim that were completed during the second quarter. The net gain associated with these four items was approximately $0.06 per diluted share.

Second quarter income from continuing operations, excluding special items, was $67 million, or $0.64 per diluted share, compared to $81 million, or $0.75 for the second quarter of 2001. First Call estimates for income from continuing operations, excluding special items, were for a range of $0.54 to $0.61, with an average estimate of $0.56. Special items include certain consolidation and restructuring related costs, gains or losses on sold businesses, asset impairment charges and other restructuring costs. The reduction in sales and income, compared to the second quarter 2001, is primarily the result of weakness in the commercial aerospace market resulting from the downturn in commercial aircraft production rates and the decrease in airline travel after the tragic events of September 11. Also contributing to the reductions was weakness in the industrial gas turbine and general aviation markets for the company’s products.

Commenting on the company’s performance, David L. Burner, Chairman and CEO said, “We are pleased with our results for the quarter. We continue to achieve our earnings and cash flow goals in a very challenging environment, while at the same time winning significant new business. Our diverse portfolio of products and services has enabled us to weather the downturn, and the pending addition of the TRW Aeronautical Systems businesses will further strengthen our position as a top tier aerospace supplier.”

During the second quarter, the company incurred special items of $12 million pre-tax ($8 million after-tax). Included in the special items were the continuation of previously announced restructuring charges associated with aerospace operations, partially offset by the gain on the sale of a portion of the company’s investment in its RASA subsidiary, which provides aircraft repair and overhaul services in Singapore.

Free cash flow (operating cash flow from continuing operations adjusted for cash payments related to special items, less capital expenditures) for the second quarter 2002 was $105 million, compared to a free cash flow of $86 million for the second quarter 2001. Year-to-date, free cash flow was $159 million, compared to a use of cash of $16 million in 2001. The primary reasons for the increased free cash flow, compared to the prior year, were decreased capital expenditures, lower usage of working capital and the timing of tax payments and refunds. Cash payments related to special items, which are not included in the free cash flow noted above, were $22 million in the second quarter 2002, and $33 million year-to-date.

During the second quarter of 2002, the company performed the first of the required impairment tests of goodwill and indefinite lived intangible assets. Based on those results, the company believes that it is likely that goodwill relating to Aviation Technical Services has been impaired. The measurement of this potential goodwill impairment, as required by SFAS 142, is currently in process and is expected to be completed no later than the end of the third quarter of 2002. The impairment, if any, will not exceed $36.2 million and will be reported as a cumulative effect of an accounting change in the first quarter of 2002.

Second Quarter Segment Review

Aerostructures and Aviation Technical Services – Sales in the second quarter decreased 22 percent from the year-ago quarter, from $400 million to $313 million due primarily to a decline in original equipment sales coupled with a slight decline in overall aftermarket sales. Aftermarket sales for in-production aircraft increased slightly from the second quarter of 2001. Operating income, excluding special items, declined 24 percent, from $64 million to $48 million for the reasons noted above. Aviation Technical Services reported a slight loss during the second quarter 2002.

Landing Systems — Sales for the second quarter 2002 declined 9 percent, to $254 million from $280 million in the second quarter of 2001. Operating income, excluding special items, declined 41 percent to $20 million. The sales decreases were primarily the result of lower original equipment (OE) sales of landing gear and lower sales of aftermarket wheels and brakes. The decrease in operating income was primarily related to the volume decreases noted above and the $17 million charge associated with the Fairchild Dornier 728 and 928 program, partially offset by a significant portion of the settlement with an insurance company.

Engine and Safety Systems – Sales decreased 18 percent, from $202 million in the second quarter 2001 to $165 million in the second quarter of 2002. Operating income, excluding special items, declined 39 percent to $24 million. The reduced sales and operating income was primarily the result of lower OE shipments for the segment’s products that serve the industrial gas turbine and general aviation markets, as well as lower demand for aftermarket spares and service activities. Margins declined disproportionately due to unfavorable changes in mix, which shifted sales away from higher margin aftermarket products, such as evacuation slides, de-icing equipment and engine components.

During the second quarter 2002, Engine and Safety Systems incurred special charges of $8 million, representing charges associated with expected plant closures and employee reductions, primarily in the Turbo Machinery Products business.

Electronic Systems – Sales for the second quarter 2002 increased 2 percent to $193 million, from $190 million in the first quarter 2001. Operating income, excluding special items, declined less than 1 percent from the year-ago quarter, to $32 million. The sales increase is primarily due to sales from the Hella Lighting business that was acquired in September 2001 and strong performance in the Optical and Space Systems business, offset by a decline in other core business sales. The lower operating income was primarily the result of weakness in aftermarket sales of commercial aerospace products, offset by improved operating margins in the Optical and Space Systems business.

Second Quarter Business Highlights

New business wins just announced at the Farnborough Air Show include a long-term agreement with the United States Air Force to supply requirements for replacement flight control surfaces to support a fleet of more than 700 F-15 aircraft. These parts will be supplied by the company’s Aerostructures facility in Chula Vista, California, and will utilize its patented Grid-Lock® technology. The agreement is valued at up to $250 million over the next eight years.

Also during the air show, GE Aircraft Engines announced that it has selected Goodrich for the award of the nacelle system associated with the Lockheed Martin program to modernize the C-5 transport fleet. Goodrich had been previously awarded the pylon contract for this program. The potential combined value of these contracts is in excess of $700 million.

During the quarter, Goodrich enhanced its presence on the Airbus A380 aircraft. Goodrich’s Aerostructures business in Chula Vista will manufacture the pylon aft fairings and the rear secondary structure, both of which are integrated with Airbus-made pylons. In addition Goodrich Hella Aerospace Lighting Systems will be supplying exterior lighting for the A380. Revenue for all A380 awards to date is expected to exceed $4 billion over a 20-year period.

Additionally, Goodrich signed a 15-year agreement with AirTran Airways to provide total aftermarket support for all AirTran Airways 717 nacelle systems and was chosen by Rolls-Royce to supply the Lift-Fan™ anti-icing system for the Short Take Off Vertical Landing (STOVL) version of the Lockheed Martin Joint Strike Fighter (JSF).

On May 31, the company successfully completed the spin-off of EnPro Industries, Inc., its industrial products business. EnPro is now trading independently on the NYSE, under ticker symbol NPO.

Outlook for 2002

Goodrich expectations for full-year earnings per share and free cash flow are unchanged from its prior guidance. These expectations do not include any expected contribution from the pending TRW Aeronautical Systems acquisition or the potential SFAS 142 asset impairment at Aviation Technical Services discussed earlier in this release.

The second half of 2002 should be stronger than the first half, as the expected airline recovery should result in increased aftermarket sales, and as Goodrich begins to realize significant savings from its restructuring activities. While most of the primary markets for the company’s products are performing in-line with prior expectations, current expectations are for weaker demand for the company’s products in the General Aviation and Industrial Gas Turbine markets than was previously expected.

Goodrich expects that its earnings per diluted share from continuing operations in 2002, excluding special items, will be in the range of $2.45 to $2.55, including the net impact of the Fairchild Dornier charge, the insurance settlement, the sale of an intangible asset and the settlement of a military contract claim discussed earlier in this release. The current First Call consensus estimate is $2.46 per diluted share. Sales are expected to be approximately 10 percent lower than the $4.2 billion recorded in 2001.

Goodrich continues to believe that the restructuring activities announced late last year will be largely completed by the end of 2002. Upon completion, it is expected that these actions will result in annual pre-tax savings in the range of $125 — $140 million, compared to the $125 million originally anticipated. Reductions in total headcount are now expected to be in the range of 2,700 – 2,800, approximately 15 percent above the 2,400 previously anticipated. As of the end of the second quarter, a reduction of greater than 2,300 had already been completed. As a result of the greater headcount reductions and savings, restructuring costs are expected to be at the high end of the previously announced range of $210 — $230 million.

Free cash flow remains strong, and the company is comfortable with its prior guidance of $275 — $300 million free cash flow in 2002, excluding special items, and currently expects to be towards the upper end of the range.

Acquisition of TRW Inc.’s Aeronautical Systems businesses

The acquisition of TRW Inc.’s Aeronautical Systems business continues to progress as originally planned. Goodrich has submitted its filings with the US and European Union regulatory agencies, and expects to complete the transaction by the end of the fourth quarter 2002.

The tables that follow provide more detailed information about Goodrich results.

With 2001 aerospace sales of $4.2 billion, Goodrich Corporation (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services. Headquartered in Charlotte, North Carolina, Goodrich is ranked by Fortune magazine as one of the “Most Admired” aerospace companies and is included on Forbes magazine’s “Platinum List” of America’s best big companies. For more information visit http://www.goodrich.com.

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the Company is successful in acquiring and integrating TRW’s Aeronautical Systems business; global demand for aircraft spare parts and aftermarket services; the impact of the terrorist attacks on September 11, 2001 and their aftermath; the timing related to restoring consumer confidence in air travel; the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry; the extent to which the Company is able to achieve savings from its restructuring plans; the solvency of Coltec Industries Inc at the time of and subsequent to the EnPro spin-off; demand for and market acceptance of new and existing products, including potential cancellation of orders by commercial customers; successful development of advanced technologies; competitive product and pricing pressures; success of the Airbus A380 and Lockheed Martin Joint Strike Fighter programs; SFAS No. 142 goodwill impairment analysis; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the Company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the Company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made.

The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

###

GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Three Months Ended
	June 30,

	2002	2002	2001	2001
	As Reported	As Adjusted(A)	As Reported	As Adjusted(B)

Sales	$925.5	$925.5	$1,072.1	$1,072.1

Income before Income Taxes and Trust Distributions	91.4	103.6	118.1	125.7
Income Tax (Expense) Benefit	(30.2)	(34.2)	(39.6)	(42.2)
Distributions on Trust Preferred Securities	(2.6)	(2.6)	(2.6)	(2.6)

Income from Continuing Operations	58.6	66.8	75.9	80.9
Income (Loss) from Discontinued Operations	(12.7)	—	7.4	—

Net Income	$45.9	$66.8	$83.3	$80.9

Income (Loss) Per Share:
Basic
Continuing Operations	$0.57	$0.65	$0.73	$0.78
Discontinued Operations	(0.12)	—	0.07	—

Net Income	$0.45	$0.65	$0.80	$0.78

Diluted
Continuing Operations	$0.56	$0.64	$0.70	$0.75
Discontinued Operations	(0.11)	—	0.08	—

Net Income	$0.45	$0.64	$0.78	$0.75

Weighted — Average Number of Shares Outstanding (in millions):
Basic	102.0	102.0	103.7	103.7

Diluted	105.0	105.0	108.2	108.2

(A)  Results exclude the effect of a $14.6 million charge ($9.8 million after-tax), or $0.10 a diluted share for merger-related and consolidation costs and a $2.4 million pre-tax gain ($1.6 million after-tax), or $0.02 a diluted share in other income (expense) from the sale of a portion of the Company’s interest in a business. Results also exclude the after-tax effect of the loss from discontinued operations ($12.7 million, or $0.11 a diluted share).

(B)  Results exclude the effect of a $7.6 million charge ($5.0 million after-tax), or $0.05 a diluted share for merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($7.4 million, or $0.08 a diluted share).

GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Six Months Ended
	June 30,

	2002	2002	2001	2001
	As Reported	As Adjusted(A)	As Reported	As Adjusted(B)

Sales	$1,846.7	$1,846.7	$2,079.8	$2,079.8

Income before Income Taxes and Trust Distributions	169.3	189.0	227.4	233.6
Income Tax (Expense) Benefit	(55.9)	(62.4)	(76.1)	(78.2)
Distributions on Trust Preferred Securities	(5.2)	(5.2)	(5.2)	(5.2)

Income from Continuing Operations	108.2	121.4	146.1	150.2
Income (Loss) from Discontinued Operations	(11.9)	—	109.5	—

Net Income	$96.3	$121.4	$255.6	$150.2

Income (Loss) Per Share:
Basic
Continuing Operations	$1.06	$1.19	$1.41	$1.45
Discontinued Operations	(0.12)	—	1.06	—

Net Income	$0.94	$1.19	$2.47	$1.45

Diluted
Continuing Operations	$1.03	$1.15	$1.36	$1.40
Discontinued Operations	(0.09)	—	1.04	—

Net Income	$0.94	$1.15	$2.40	$1.40

Weighted — Average Number of Shares Outstanding (in millions):
Basic	101.9	101.9	103.3	103.3

Diluted	105.2	105.2	107.7	107.7

(A)  Results exclude the effect of a $22.1 million charge ($14.8 million after-tax), or $0.14 a diluted share for merger-related and consolidation costs and a $2.4 million pre-tax gain ($1.6 million after-tax), or $0.02 a diluted share in other income (expense) from the sale of a portion of the Company’s interest in a business. Results also exclude the after-tax effect of the loss from discontinued operations ($11.9 million, or $0.09 a diluted share).

(B)  Results exclude the effect of a $13.4 million charge ($8.8 million after-tax), or $0.08 a diluted share for merger-related and consolidation costs and a $7.2 million pre-tax gain ($4.7 million after-tax), or $0.04 a diluted share in other income (expense) from the sale of a portion of the Company’s interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($109.5 million, or $1.04 a diluted share).

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Three Months Ended
	June 30,

	2002	2002	2001	2001
	As Reported	As Adjusted*	As Reported	As Adjusted*

Sales:
Aerostructures and Aviation Technical Services	$313.1	$313.1	$400.2	$400.2
Landing Systems	253.9	253.9	280.1	280.1
Engine and Safety Systems	165.3	165.3	202.3	202.3
Electronic Systems	193.2	193.2	189.5	189.5

Total Sales	$925.5	$925.5	$1,072.1	$1,072.1

Operating Income:
Aerostructures and Aviation Technical Services	$44.3	$48.4	$63.2	$63.9
Landing Systems	19.7	19.9	30.9	33.5
Engine and Safety Systems	15.6	24.0	39.1	39.1
Electronic Systems	30.3	32.2	30.1	32.4

Total Segment Operating Income	109.9	124.5	163.3	168.9

Corporate General and Administrative Costs	(15.3)	(15.3)	(17.3)	(15.3)

Merger-related and Consolidation Costs	—	(14.6)	—	(7.6)

Total Operating Income	$94.6	$94.6	$146.0	$146.0

Segment Operating Income as a Percent of Sales:
Aerostructures and Aviation Technical Services	14.1%	15.5%	15.8%	16.0%
Landing Systems	7.8%	7.8%	11.0%	12.0%
Engine and Safety Systems	9.4%	14.5%	19.3%	19.3%
Electronic Systems	15.7%	16.7%	15.9%	17.1%

Total Segment Operating Income as a Percent of Sales	11.9%	13.5%	15.2%	15.8%

•     Segment operating income excludes merger-related and consolidation costs. Such amounts are presented separately in the table above.

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Six Months Ended
	June 30,

	2002	2002	2001	2001
	As Reported	As Adjusted*	As Reported	As Adjusted*

Sales:
Aerostructures and Aviation Technical Services	$620.3	$620.3	$754.0	$754.0
Landing Systems	516.7	516.7	569.7	569.7
Engine and Safety Systems	327.3	327.3	386.2	386.2
Electronic Systems	382.4	382.4	369.9	369.9

Total Sales	$1,846.7	$1,846.7	$2,079.8	$2,079.8

Operating Income:
Aerostructures and Aviation Technical Services	$92.0	$97.7	$115.7	$116.4
Landing Systems	50.5	52.3	67.0	74.3
Engine and Safety Systems	30.4	40.7	68.3	69.0
Electronic Systems	56.3	60.3	61.6	63.9

Total Segment Operating Income	229.2	251.0	312.6	323.6

Corporate General and Administrative Costs	(30.3)	(30.0)	(31.3)	(28.9)

Merger-related and Consolidation Costs	—	(22.1)	—	(13.4)

Total Operating Income	$198.9	$198.9	$281.3	$281.3

Segment Operating Income as a Percent of Sales:
Aerostructures and Aviation Technical Services	14.8%	15.8%	15.3%	15.4%
Landing Systems	9.8%	10.1%	11.8%	13.0%
Engine and Safety Systems	9.3%	12.4%	17.7%	17.9%
Electronic Systems	14.7%	15.8%	16.7%	17.3%

Total Segment Operating Income as a Percent of Sales	12.4%	13.6%	15.0%	15.6%

•     Segment operating income excludes merger-related and consolidation costs. Such amounts are presented separately in the table above.

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(Dollars in millions)

	Six Months Ended
	June 30,

	2002	2001

Non-Segment Expenses:

Net Interest Expense	$(27.1)	$(46.8)
- Payment-in-Kind Interest Income	$11.5	$7.0
(included in Net Interest Expense above)
Distributions on Trust Preferred Securities	$(5.2)	$(5.2)
Other Income (Expense), Net:	$(2.5)	$(7.1)
- Discontinued Retiree Health Care	$(9.1)	$(8.8)
- Other Income (Expense)	$4.2	$(5.5)
- Other Income (Expense) — sale of business	$2.4	$7.2

	Six Months Ended
	June 30,

	2002	2001

Preliminary Balance Sheet and Cash Flow Data:

Cash and Cash Equivalents	$148.7	$292.3
Total Debt	$1,548.5	$1,474.3
Net Debt to Capitalization	54.4%	42.3%
Capital Expenditures	$37.2	$86.2
Acquisitions	$0.4	$18.3
Cash Dividends	$56.1	$56.5
Depreciation and Amortization	$80.2	$85.7
- Depreciation	$60.0	$54.0
- Amortization	$20.2	$31.7
- Goodwill Amortization (included in	$—	$14.5
Amortization, above)